Exhibit 10.1

SEVERANCE BENEFITS AGREEMENT

This Severance Benefits Agreement (the “Agreement”) is made and entered into by and between James Hamilton (the “Executive”) and 3Com Corporation (“3Com” or the “Company”), effective as of January 31, 2006 (the “Effective Date”). 3Com and the Executive shall each individually be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Executive is currently employed by the Company as its President, TippingPoint Division, and is eligible to receive severance benefits pursuant to the Company’s Section 16 Officer Severance Benefit Plan (as amended, the “Plan”) and the Executive’s Management Retention Agreement, effective November 2, 2005 (the “MRA”); and

WHEREAS, the Company seeks to provide the Executive with alternative severance benefits in the event of the Executive’s decision to voluntarily terminate his employment with 3Com within a defined period.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the terms and conditions set forth in this Agreement.

1.          Term of Agreement. This Agreement shall be effective as of the Effective Date and shall terminate on February 2, 2007.

2.          Eligibility to Receive Severance Benefits. The Company shall provide the Executive with the severance benefits described in Section 3 below upon the occurrence of the following conditions: On or after November 2, 2006, the Executive shall provide reasonable, written notice to the Company of his decision to voluntarily terminate his employment with 3Com, with the effective date of the Executive’s termination occurring no later than February 2, 2007, and the Executive shall sign and not revoke an agreement including, but not limited to, a full and final release of claims against the Company, its affiliates and representatives. The form and language of the release agreement shall be determined by the Company in its sole discretion.

3.          Severance Benefits. If the conditions set forth in Section 2 above are fully satisfied, the Executive will be entitled to receive the following severance benefits:

a)          Severance Payments. The Executive shall receive a lump sum severance payment in a total gross amount equal to six (6) months of his base salary and one-half (1/2) of his annualized target bonus, both as of the Executive’s employment termination date. The severance payment shall be paid through the Company’s regular payroll practices, less all applicable taxes and withholdings, no later than thirty (30) days following the Company’s receipt of the signed (and non-revoked) release agreement referenced in Section 2 above. The severance payment will not be subject to deductions for 401(k) contributions, health and welfare benefit premiums, or Employee Stock Purchase Plan contributions.

b)         Benefits Continuation. The Company shall provide the Executive with Company-paid health, dental, and vision insurance coverage at the same level of coverage as was provided to the Executive immediately prior to the Executive’s employment termination date

(the “Company-Paid Coverage”). The Company-Paid Coverage shall continue until the earlier of (i) six (6) months from the Executive’s employment termination date, or (ii) the date upon which the Executive becomes eligible under another employer’s health, dental, or vision insurance plan(s). For purposes of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Executive shall be the Executive’s employment termination date, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA. Any such continuation of Company-Paid Coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents. The Executive understands and agrees that he will be fully responsible for all premiums for Company-sponsored insurance coverage upon the earlier of: (1) the date upon which the Executive becomes eligible under another employer’s health, dental, or vision insurance plan(s) or (2) the expiration of the six-month Company-Paid Coverage period.

c)          Equity Compensation. The Executive shall receive the following benefits regarding his Company-issued equity compensation:

i)           Six (6) months of accelerated vesting of outstanding stock options, restricted stock, and restricted stock units issued to the Executive by the Company that are subject to time-based vesting;

ii)          Accelerated vesting of 12.5% of each grant of stock options, restricted stock, and restricted stock units issued to the Executive by the Company that are not subject to time-based vesting (other than cliff vesting), such as PAVRS;

4.         Restrictive Covenant and Non-Competition Agreement. The Executive signed a Restrictive Covenant and Non-Competition Agreement effective February 21, 2005 (the “Restrictive Covenant Agreement”) for the benefit of the Company. If the conditions set forth in Section 2 above are fully satisfied and the Executive receives the severance benefits provided in Section 3 above, the Executive and the Company hereby agree to the following modifications to the Restrictive Covenant Agreement:

The second sentence of Section 7 of the Restrictive Covenant Agreement (Non-Competition/Non-Solicitation) shall be amended to read as follows:

Therefore, I agree to comply with the following restrictions during the term of my employment with 3Com and for a period of six (6) months thereafter (the “Restrictive Period”).

This amendment shall apply to all references to the term “Restricted Period” contained in the Restrictive Covenant Agreement. The Restrictive Covenant Agreement shall be otherwise unmodified and shall remain in full force and effect.

5.          At-Will Employment. The Company and the Executive hereby acknowledge and agree that this Agreement is not intended to be and shall not be considered a contract for a term of employment. The Parties further acknowledge and agree that the Executive’s employment with 3Com is and shall continue to be at-will, as defined under applicable law, and may be terminated by either Party at any time, for any reason or no reason, with or without notice. If the

Executive’s employment terminates for any reason other than the conditions specified in Section 2 of this Agreement, then the Executive shall not be entitled to receive severance or other benefits under this Agreement or any severance and/or benefits plans sponsored by the Company; provided, however, that the Executive will remain eligible to receive benefits under the terms and conditions of the Plan and the MRA.

6.          Entire Agreement/Integration. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either Party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Parties hereto with respect to the Executive’s eligibility to receive severance benefits from the Company and supersedes all prior arrangements and understandings regarding such benefits, provided, however, that the Executive will remain eligible to receive benefits under the terms and conditions of the Plan and the MRA. To the extent that Executive is entitled to receive or receives benefits under the Plan or the MRA, he shall not be eligible to receive any severance benefits under this Agreement.

7.          No Duty to Mitigate. The Executive shall not be required to mitigate the value of any severance benefits to which he may be entitled under this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source, except as provided in Section 3(b) of this Agreement.

8.          Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. The Parties hereby agree and consent to the jurisdiction of the state and federal courts of the State of Texas as the exclusive jurisdiction for settling any disputes arising hereunder.

9.          Amendments. This Agreement may not be modified, amended, supplemented or superseded unless by means of a written document signed by the Executive and the Company’s President and Chief Executive Officer, Senior Vice President, Human Resources, or General Counsel.

10.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, WHEREFORE, the Parties have read this Agreement, have carefully considered its provisions, have had an opportunity to discuss it with their attorneys, and attest that they are fully competent to execute this Agreement and that they fully understand and knowingly accept its terms and conditions in their entirety and without reservation.

COMPANY	3COM CORPORATION

/s/ SUSAN H. BOWMAN
SUSAN H. BOWMAN
Title:	Senior Vice President, Human Resources

EXECUTIVE	/s/ JAMES HAMILTON
JAMES HAMILTON
	Title:	President, TippingPoint Division